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                                                                    Exhibit 23.1






                          Independent Auditors' Consent


The Board of Directors Genesis Health Ventures, Inc. and subsidiaries:

We consent to the use of our reports dated December 19, 2001 with respect to the consolidated balance sheet of Genesis Health Ventures, Inc. and subsidiaries (the "Company") as of September 30, 2001 (Successor Company) and the accompanying consolidated balance sheet of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 2000 and related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three year period ended September 30, 2001 (Predecessor Company) and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this registration statement.

Our reports dated December 19, 2001 contain an explanatory paragraph that refers to a change in accounting for the costs of start-up activities effective October 1, 1999.

In addition, our reports contain an explanatory paragraph that states that on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the "Plan") which had been confirmed by the United State Bankruptcy Court. The Plan resulted in change in ownership of the Predecessor Company and accordingly, effective September 30, 2001 the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of September 30, 2001 and, therefore, is not comparable.



/s/KPMG LLP


Philadelphia, Pennsylvania
October 31, 2002